Exhibit 99.1

FOR IMMEDIATE RELEASE
October 26, 2016
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Brent Wilder (brent.wilder@huntington.com), 614.480.5875
HUNTINGTON BANCSHARES INCORPORATED REPORTS 2016 THIRD QUARTER EARNINGS
Completion of Transformational FirstMerit Acquisition Highlights Quarter
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2016 third quarter of $127 million, a $26 million, or 17%, decrease from the year-ago quarter, impacted by FirstMerit acquisition-related expenses. Earnings per common share for the 2016 third quarter were $0.11, down $0.07, or 39%, from the year-ago quarter. FirstMerit acquisition-related expenses totaled $159 million pretax, or $0.11 per common share. Total revenue increased 24% over the year-ago quarter.
“We are very excited about the third-quarter acquisition of FirstMerit, which has strengthened the return profile of the company,” said Steve Steinour, chairman, president and CEO. “We delivered solid core fundamental performance for the quarter. Acquisition-related expenses continue to be in line with our expectations and guidance. Auto and mortgage lending were among the significant drivers of organic loan growth during the quarter, complemented by acquisition-related growth. We are entering a new era for Huntington, as we introduce our customer-centric strategies and operating model to new geographies and improve our operating efficiency due to increased scale."
“Integration execution is proceeding on schedule as we move closer to operating as one expanded company with each passing day,” Steinour said. “We have completed workforce onboarding and initial training, and we are laser-focused on customer experience and retention. In addition, we remain confident we will complete the majority of system conversions during the first quarter of 2017, swiftly moving toward our target of realizing $255 million of annualized cost savings."
“We continue to implement revenue synergies that were not included in the original FirstMerit financial model," Steinour said. "For example, as we look forward to further deploying Huntington’s Small Business Administration lending expertise within our expanded customer base and geographies, we are again pleased to rank as the second-highest SBA 7(a) lender nationwide in terms of number of loans. Within our combined geography of Ohio, Indiana, Kentucky, Michigan, Pennsylvania and West Virginia, Huntington was ranked first in number of SBA 7(a) loans and total dollars lent. We look forward to an even stronger SBA fiscal year in 2017 as we add lending capabilities in Chicago and Wisconsin.”
"Finally, Huntington is honored today to have been recognized in MONEY Magazine's Best Banks in America for 2016-2017, as the Best Regional Bank: Great Lakes," Steinour said. "We are humbled that MONEY has chosen to recognize our commitment to value, transparency, fairness, service and convenience for our customers, including Huntington as a Best Bank for four out of the past six years."
Specific 2016 Third Quarter Highlights:

•	Closing of the acquisition of FirstMerit Corporation (FirstMerit), which added approximately $26.8 billion of total assets, $15.5 billion of total loans and leases, and $21.2 billion of total deposits

•	FirstMerit integration proceeding as planned; branch conversion scheduled for 2017 first quarter, and required branch divestiture expected to be completed during 2016 fourth quarter

•
Estimated FirstMerit annualized cost savings of $255 million are specifically identified and expected to be fully implemented within one year; potential revenue enhancements also identified and execution already begun

•	Continued balance sheet optimization strategy following completion of FirstMerit acquisition, resulting in movement of $2.6 billion of loans to Loans Held-For-Sale

•	Recently announced 14% increase in quarterly cash dividend to $0.08 per share

•
$182 million, or 24%, year-over-year increase in fully-taxable equivalent revenue, comprised of a $132 million, or 26%, increase in fully-taxable equivalent net interest income and a $49 million, or 19%, increase in noninterest income

•	Net interest margin of 3.18%, an increase of 2 basis points from the year-ago quarter

•
$186 million, or 35%, year-over-year increase in noninterest expense, including $159 million of FirstMerit acquisition-related expense during the 2016 third quarter compared to $43 million of Significant Items during the year-ago quarter

•
$11.7 billion, or 24%, year-over-year increase in average loans and leases, primarily driven by a $5.2 billion, or 26%, increase in commercial and industrial (C&I) loans and a $2.5 billion, or 28%, increase in automobile loans

•	$4.4 billion, or 32%, year-over-year increase in average securities, including a net increase of $0.8 billion of direct purchase municipal instruments in our Commercial Banking segment

•
$11.1 billion, or 22%, year-over-year increase in average core deposits, driven by a $5.8 billion, or 87%, increase in interest-bearing demand deposits and a $3.0 billion, or 18%, increase in noninterest-bearing demand deposits

•	$0.40, or 6%, year-over-year decrease in tangible book value per common share (TBVPS) to $6.48
Table 1 – Earnings Performance Summary

	2016			2015
($ in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$127	$175	$171	$178	$153
Diluted earnings per common share	0.11	0.19	0.20	0.21	0.18

Return on average assets	0.58%	0.96%	0.96%	1.00%	0.87%
Return on average common equity	5.4	9.6	10.4	10.8	9.3
Return on average tangible common equity	7.0	11.0	11.9	12.4	10.7
Net interest margin	3.18	3.06	3.11	3.09	3.16
Efficiency ratio	75.0	66.1	64.6	63.7	69.1

Tangible book value per common share	$6.48	$7.29	$7.12	$6.91	$6.88
Cash dividends declared per common share	0.07	0.07	0.07	0.07	0.06
Average diluted shares outstanding (000’s)	952,081	810,371	808,349	810,143	814,326

Average earning assets	$79,687	$67,863	$66,234	$64,961	$63,323
Average loans and leases (1)	60,722	51,932	50,618	49,827	49,046
Average core deposits	62,022	51,895	51,363	51,585	50,891

Tangible common equity / tangible assets ratio	7.14%	7.96%	7.89%	7.82%	7.89%
Common equity Tier 1 risk-based capital ratio	9.09	9.80	9.73	9.79	9.72

NCOs as a % of average loans and leases	0.26%	0.13%	0.07%	0.18%	0.13%
NAL ratio	0.61	0.88	0.97	0.74	0.72
ACL as a % of total loans and leases	1.06	1.33	1.34	1.33	1.32

(1)	Excludes loans held for sale

Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There was one Significant Item in the 2016 third quarter: $159 million of FirstMerit acquisition-related expense.
Table 2 – Significant Items Influencing Earnings

Three Months Ended		Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)		Amount	Amount (1)	EPS (2)
September 30, 2016 – net income			$127	$0.11
•	Merger and acquisition-related net expenses	$(159)	(107)	(0.11)
June 30, 2016 – net income			$175	$0.19
•	Merger and acquisition-related net expenses	$(21)	(14)	(0.02)
March 31, 2016 – net income			$171	$0.20
•	Merger and acquisition-related net expenses	$(6)	(4)	(0.01)
December 31, 2015 - net income			$178	$0.21
•	Franchise repositioning-related expense	$(8)	(5)	(0.01)
•	Merger and acquisition-related net gains (3)	—	—	—
September 30, 2015 – net income			$153	$0.18
•	Addition to litigation reserves	$(38)	(25)	(0.03)
•	Merger and acquisition-related net expenses	(5)	(3)	—

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

(3)
Noninterest income and noninterest expense was recorded related to the integration of Huntington Technology Finance (HTF) and the sale of Huntington Asset Advisors (HAA), Huntington Asset Services (HASI), and Unified Financial Securities (Unified), resulting in a net gain less than $1 million.

FirstMerit Corporation Acquisition
On August 16, 2016, Huntington closed the previously announced acquisition of FirstMerit Corporation and its subsidiary FirstMerit Bank. The acquisition added approximately $26.8 billion of total assets, $15.5 billion of total loans and leases, $21.2 billion of total deposits, and 340 branches. 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Table 3 – Summary Balance Sheet of FirstMerit at Acquisition

($ in billions)
As of August 16, 2016 (1)
Assets		Liabilities
Commercial and industrial	$7.3	Demand deposits - noninterest-bearing	$6.3
Commercial real estate	1.8	Demand deposits - interest-bearing	3.6
Total commercial	9.1	Total demand deposits	9.9
Automobile	1.6	Money market deposits	1.5
Home equity	1.4	Savings and other domestic deposits	7.2
Residential mortgage	1.1	Core certificates of deposit	1.1
RV and marine finance	1.8	Total core deposits	19.7
Other consumer	0.5	Other domestic deposits of $250,000 or more	—
Total consumer	6.4	Brokered deposits and negotiable CDs	1.5
Total loans and leases	15.5	Deposits in foreign offices	—
Total securities	7.4	Total deposits	$21.2
Held-for-sale and other earning assets	0.8
Total earning assets	$23.7	Short-term borrowings	$1.2
		Long-term debt	0.5
		Total debt	$1.7
(1) Assets acquired and liabilities assumed were recorded at estimated fair value on the acquisition date.
Immediately following completion of the acquisition, FirstMerit Bank was merged into The Huntington National Bank. In addition, the management and organization structure was updated to reflect the combined organization. On-boarding of former FirstMerit colleagues and their initial training is complete. Certain of Huntington's products and services are being introduced across the legacy FirstMerit customer base, and customer-facing colleagues are focused on both growing and retaining customers. Technology conversions have commenced and are scheduled to be substantially complete by the middle of the 2017 first quarter. The branch conversion and 102 branch consolidations are scheduled to be completed during the 2017 first quarter.
As part of the FirstMerit transaction, Huntington entered into an agreement to divest thirteen branches in the Canton, Ohio and Ashtabula, Ohio markets, including approximately $0.7 billion of total deposits and $0.1 billion of total loans and leases, to First Commonwealth Financial Corporation. This transaction is expected to close during the 2016 fourth quarter.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 4 – Net Interest Income and Net Interest Margin Performance Summary – FirstMerit Drives Linked Quarter and Year-over-Year NIM Expansion

	2016			2015
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$625	$506	$503	$497	$495	24%	26%
FTE adjustment	11	10	9	8	8	10	38
Net interest income - FTE	636	516	512	505	504	23	26
Noninterest income	302	271	242	272	253	11	19
Total revenue - FTE	$938	$787	$754	$778	$757	19%	24%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.52%	3.41%	3.44%	3.37%	3.42%	11	10
Total loans and leases	3.81	3.63	3.67	3.59	3.65	18	16
Total securities	2.47	2.56	2.56	2.58	2.59	(9)	(12)
Total interest-bearing liabilities	0.49	0.50	0.46	0.41	0.39	(1)	10
Total interest-bearing deposits	0.22	0.23	0.24	0.23	0.22	(1)	—

Net interest rate spread	3.03	2.91	2.98	2.96	3.03	12	—
Impact of noninterest-bearing funds on margin	0.15	0.15	0.13	0.13	0.13	—	2
Net interest margin	3.18%	3.06%	3.11%	3.09%	3.16%	12	2
See Pages 8-10 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Fully-taxable equivalent (FTE) net interest income for the 2016 third quarter increased $132 million, or 26%, from the 2015 third quarter. This reflected the benefit from the $16.4 billion, or 26%, increase in average earning assets coupled with a 2 basis point improvement in the FTE net interest margin (NIM) to 3.18%. Average earning asset growth included an $11.7 billion, or 24%, increase in average loans and leases, impacted by the mid-quarter FirstMerit acquisition, and a $4.4 billion, or 32%, increase in average securities, impacted by the mid-quarter FirstMerit acquisition. The NIM expansion reflected a 10 basis point increase in earning asset yields and a 2 basis point increase in the benefit from noninterest-bearing funds, partially offset by a 10 basis point increase in funding costs. The 2016 third quarter NIM included 11 basis points of purchase accounting favorable impact.
Compared to the 2016 second quarter, FTE net interest income increased $120 million, or 23%. Average earning assets increased $11.8 billion, or 17%, sequentially, and the NIM increased 12 basis points. The increase in the NIM reflected an 11 basis point increase in earning asset yields and a 1 basis point decrease in the cost of interest-bearing liabilities.
Table 5 – Average Earning Assets – Earning Asset Mix Remains Consistent Following FirstMerit Acquisition

	2016			2015
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$25.0	$21.3	$20.6	$20.2	$19.8	17%	26%
Commercial real estate	6.4	5.2	5.2	5.3	5.3	22	20
Total commercial	31.3	26.6	25.9	25.5	25.1	18	25
Automobile	11.4	10.1	9.7	9.3	8.9	12	28
Home equity	9.3	8.4	8.4	8.5	8.5	10	9
Residential mortgage	7.0	6.2	6.0	6.1	6.0	13	16
RV and marine finance	0.9	—	—	—	—	NM	NM
Other consumer	0.8	0.6	0.6	0.5	0.5	34	65
Total consumer	29.4	25.4	24.8	24.4	23.9	16	23
Total loans and leases	60.7	51.9	50.6	49.8	49.0	17	24
Total securities	18.2	15.3	15.1	14.5	13.7	19	32
Held-for-sale and other earning assets	0.8	0.7	0.5	0.6	0.6	14	33
Total earning assets	$79.7	$67.9	$66.2	$65.0	$63.3	17%	26%
See Page 8 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Average earning assets for the 2016 third quarter increased $16.4 billion, or 26%, from the year-ago quarter. The increase was driven by:

•
$5.2 billion, or 26%, increase in average C&I loans and leases, impacted by the mid-quarter FirstMerit acquisition. This increase also reflects organic growth in equipment finance leases, automobile dealer floorplan lending, and corporate banking.

•
$4.4 billion, or 32%, increase in average securities, impacted by the mid-quarter FirstMerit acquisition, the reinvestment of cash flows and additional investment in Liquidity Coverage Ratio (LCR) Level 1 qualifying securities, and a $0.8 billion increase in direct purchase municipal instruments in our Commercial Banking segment, offset by sales of certain securities following the closing of the FirstMerit acquisition.

•
$2.5 billion, or 28%, increase in average automobile loans, impacted by the mid-quarter FirstMerit acquisition. The 2016 third quarter represented the eleventh consecutive quarter of greater than $1.0 billion in automobile loan originations, while maintaining our underwriting consistency and discipline.

•	$1.1 billion, or 20%, increase in average commercial real estate (CRE) loans, impacted by the mid-quarter FirstMerit acquisition.

•
$1.0 billion, or 16%, increase in average residential mortgage loans, impacted by the mid-quarter FirstMerit acquisition as well as increased demand for residential mortgage loans across our footprint.

•	$0.9 billion increase in RV and marine finance loans, reflecting the acquisition of the product offering in the FirstMerit transaction.

•	$0.7 billion, or 9%, increase in average home equity loans, impacted by the mid-quarter FirstMerit acquisition.
Compared to the 2016 second quarter, average earning assets increased $11.8 billion, or 17%. On a reported basis, average loans and leases increased $8.8 billion, or 17%, primarily reflecting a $3.6 billion increase in average C&I loans, a $1.1 billion increase in average CRE loans, a $1.3 billion increase in average automobile loans, a $0.8 billion increase in home equity loans, and a $0.8 billion increase in residential mortgage loans, as well as the addition of $0.9 billion in RV & marine finance loans. Average securities increased $2.9 billion, or 19%. These increases primarily reflected the FirstMerit acquisition.
While not affecting quarterly average balances, approximately $2.6 billion of total loans and leases, comprised of $1.5 billion of automobile loans, $1.0 billion of predominantly non-relationship C&I loans and leases, and $0.1 billion of predominantly non-relationship CRE loans were moved to loans held-for-sale at the end of the 2016 third quarter as part of a continued balance sheet optimization strategy following the closing of the FirstMerit acquisition. As shown on Page 5 of the Quarterly Financial Supplement, total originated loans and leases were $51.8 billion at the end of the 2016 third quarter, a $0.7 billion decrease from the end of the prior quarter. This decrease reflects the previously mentioned movement of loans to loans held-for-sale partially offset by organic loan growth across all categories except other consumer loans.

Table 6 – Average Liabilities – Strong Core Deposit Growth Complemented by FirstMerit Acquisition

	2016			2015
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$20.0	$16.5	$16.3	$17.2	$17.0	21%	18%
Demand deposits - interest-bearing	12.4	8.4	7.8	6.9	6.6	46	87
Total demand deposits	32.4	24.9	24.1	24.1	23.6	30	37
Money market deposits	18.5	19.5	19.7	19.8	19.5	(6)	(5)
Savings and other domestic deposits	8.9	5.4	5.3	5.2	5.2	65	70
Core certificates of deposit	2.3	2.0	2.3	2.4	2.5	14	(10)
Total core deposits	62.0	51.8	51.4	51.5	50.9	20	22
Other domestic deposits of $250,000 or more	0.4	0.4	0.5	0.4	0.2	(5)	76
Brokered deposits and negotiable CDs	3.9	2.9	2.9	2.9	2.8	34	40
Deposits in foreign offices	0.2	0.2	0.3	0.4	0.5	(7)	(61)
Total deposits	$66.5	$55.3	$55.1	$55.2	$54.4	20%	22%

Short-term borrowings	$1.3	$1.0	$1.1	$0.5	$0.8	26%	55%
Long-term debt	8.5	7.9	7.2	6.8	6.0	7	40
Total debt	$9.8	$8.9	$8.3	$7.3	$6.8	10%	42%

Total interest-bearing liabilities	$56.3	$47.8	$47.0	$45.5	$44.3	18%	27%
See Page 8 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Average total deposits for the 2016 third quarter increased $12.1 billion, or 22%, from the year-ago quarter, impacted by the mid-quarter FirstMerit acquisition, while average total core deposits increased $11.1 billion, or 22%, impacted by the mid-quarter FirstMerit acquisition. Average total interest-bearing liabilities increased $12.0 billion, or 27%, from the year-ago quarter, impacted by the mid-quarter FirstMerit acquisition. Year-over-year changes in total liabilities reflected:

•
$8.8 billion, or 37%, increase in average demand deposits, impacted by the mid-quarter FirstMerit acquisition. Average interest-bearing demand deposits increased $5.8 billion, or 87%, and average noninterest-bearing demand deposits increased $3.0 billion, or 18%. The increase in average total demand deposits was comprised of a $6.1 billion, or 39%, increase in average commercial demand deposits and a $2.7 billion, or 33%, increase in average consumer demand deposits.

•	$3.7 billion, or 70%, increase in savings and other domestic deposits, impacted by the mid-quarter FirstMerit acquisition.

•	$2.9 billion, or 42%, increase in average total debt, primarily reflecting the issuance of $3.3 billion of senior debt over the past five quarters.

•	$1.1 billion, or 40%, increase in brokered deposits and negotiable CDs, impacted by the mid-quarter FirstMerit acquisition.
Partially offset by:

•
$1.1 billion, or 5%, decrease in average money market deposits. During the 2016 third quarter, changes to commercial accounts resulted in the reclassification of $2.8 billion of deposits from money market into interest bearing demand deposits. This decrease was partially offset by the impact of the mid-quarter FirstMerit acquisition.

Compared to the 2016 second quarter, average total core deposits increased $10.1 billion, or 20%. The increase primarily reflected a $3.9 billion, or 46%, increase in average interest-bearing demand deposits, a $3.5 billion, or 21%, increase in average noninterest-bearing demand deposits, and a $3.5 billion, or 65%, increase in savings and other domestic deposits, partially offset by a $1.1 billion, or 6%, decrease in money market deposits. These increases primarily reflected the mid-quarter FirstMerit acquisition. Average total debt increased $0.9 billion, or 10%, reflecting the $1.0 billion senior debt issuance during the 2016 third quarter.

Noninterest Income (see Basis of Presentation)
Table 7 – Noninterest Income (GAAP) – Robust Mortgage Banking Performance Highlights Fee Income

	2016			2015
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$87	$76	$70	$73	$75	15%	16%
Cards and payment processing income	44	39	36	38	37	13	21
Mortgage banking income	41	32	19	31	19	29	114
Trust services	29	22	23	25	25	29	16
Insurance income	16	16	16	16	16	(1)	(2)
Brokerage income	15	15	16	14	15	1	(2)
Capital markets fees	15	13	13	14	13	13	16
Bank owned life insurance income	14	13	14	13	13	15	14
Gain on sale of loans	8	9	5	10	6	(19)	28
Securities gains (losses)	1	1	—	—	—	57	NM
Other income	33	36	30	37	35	(8)	(3)
Total noninterest income	$302	$271	$242	$272	$253	12%	19%

Table 8 - Impact of Significant Items

	2016			2015
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Cards and payment processing income	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Trust services	—	—	—	—	—
Insurance income	—	—	—	—	—
Brokerage income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities gains (losses)	—	—	—	—	—
Other income	—	—	—	3	—
Total noninterest income	$—	$—	$—	$3	$—

Table 9 - Adjusted Noninterest Income (Non-GAAP)

	2016			2015
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$87	$76	$70	$73	$75	15%	16%
Cards and payment processing income	44	39	36	38	37	13	21
Mortgage banking income	41	32	19	31	19	29	114
Trust services	29	22	23	25	25	29	16
Insurance income	16	16	16	16	16	(1)	(2)
Brokerage income	15	15	16	14	15	1	(2)
Capital markets fees	15	13	13	14	13	13	16
Bank owned life insurance income	14	13	14	13	13	15	14
Gain on sale of loans	8	9	5	10	6	(19)	28
Securities gains (losses)	1	1	—	—	—	57	NM
Other income	33	36	30	41	35	(8)	(3)
Total noninterest income	$302	$271	$242	$275	$253	12%	19%
See Pages 11-12 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Noninterest income for the 2016 third quarter increased $49 million, or 19%, from the year-ago quarter. The year-over-year increase primarily reflected:

•	$22 million, or 114%, increase in mortgage banking income, reflecting a 39% increase in mortgage origination volume and a $10 million impact from net MSR activity.

•
$12 million, or 16%, increase in service charges on deposit accounts, reflecting the benefit of continued new customer acquisition. Of the increase, $8 million was attributable to consumer deposit accounts, while $4 million was attributable to commercial deposit accounts.

•	$8 million, or 21%, increase in cards and payment processing income, due to higher credit and debit card related income and underlying customer growth.
Compared to the 2016 second quarter, total noninterest income increased $31 million, or 12%. Service charges on deposit accounts increased $11 million, or 15%, primarily reflecting the benefit of continued new customer acquisition. Of the increase, $7 million was attributable to consumer deposit accounts, while $4 million was attributable to commercial deposit accounts. Mortgage banking income increased $9 million, or 29%, primarily driven by a 9% increase in mortgage origination volume and a $3 million impact from net MSR activity.

Noninterest Expense (see Basis of Presentation)
Table 10 – Noninterest Expense (GAAP) – Personnel Expense Continues to Drive Growth in Noninterest Expense

	2016			2015
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$405	$299	$285	$289	$286	35%	41%
Outside data processing and other services	91	63	62	64	59	45	56
Equipment	41	32	33	32	31	28	30
Net occupancy	41	31	31	33	29	35	43
Marketing	14	15	12	12	12	(2)	19
Professional services	47	21	14	13	12	119	294
Deposit and other insurance expense	15	12	11	11	12	23	29
Amortization of intangibles	9	4	4	4	4	151	131
Other expense	48	47	39	42	82	3	(41)
Total noninterest expense	$712	$524	$491	$499	$527	36%	35%
(in thousands)
Number of employees (Average full-time equivalent)	14.5	12.4	12.4	12.4	12.4	17%	17%
Table 11 - Impacts of Significant Items

	2016			2015
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$76	$5	$—	$2	$3
Outside data processing and other services	28	3	—	2	2
Equipment	5	—	—	—	—
Net occupancy	7	—	—	5	—
Marketing	1	—	—	—	—
Professional services	34	11	4	1	1
Other expense	8	2	1	—	38
Total noninterest expense	$159	$21	$5	$10	$43
Table 12 - Adjusted Noninterest Expense (Non-GAAP)

	2016			2015
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$329	$294	$285	$287	$283	12%	16%
Outside data processing and other services	63	60	62	62	57	5	11
Equipment	36	32	33	32	31	13	16
Net occupancy	34	30	31	28	29	13	17
Marketing	14	15	12	12	12	(7)	17
Professional services	13	11	9	12	12	18	8
Deposit and other insurance expense	15	12	11	11	12	23	29
Amortization of intangibles	9	4	4	4	4	151	131
Other expense	40	46	38	41	43	(13)	(7)
Total noninterest expense	$553	$503	$485	$488	$483	10%	14%
See Page 11 of Quarterly Financial Supplement for additional detail.
Note: 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.

Reported noninterest expense for the 2016 third quarter increased $186 million, or 35%, from the year-ago quarter. Changes in reported noninterest expense primarily reflect:

•
$119 million, or 41%, increase in personnel costs, primarily reflecting $76 million of acquisition-related personnel expense and a 17% increase in average full-time equivalent employees largely related to the in-store branch expansion and the addition of former FirstMerit colleagues.

•	$35 million, or 294%, increase in professional expense, reflecting $34 million of legal and consulting expense related to the FirstMerit acquisition.

•
$33 million, or 56%, increase in outside data processing and other services expense, reflecting $28 million of Significant Items related to the FirstMerit acquisition as well as ongoing technology investments.

Partially offset by:

•	$33 million, or 41%, decrease in other expense, primarily reflecting litigation reserve adjustments in the year-ago quarter.
Reported noninterest expense increased $189 million, or 36%, from the 2016 second quarter. Personnel costs increased $106 million, or 35%, primarily related to $76 million of Significant Items in the 2016 third quarter compared to $5 million of Significant Items in the prior quarter as well as a 17% increase in average full-time equivalent employees related to FirstMerit. Outside data processing and other services increased $28 million, or 45%, primarily reflecting the $28 million of Significant Items in the 2016 third quarter compared to $3 million of Significant Items in the prior quarter. Professional services expense increased $26 million, or 119%, primarily reflecting $34 million of Significant Items in the 2016 third quarter compared to $11 million of Significant Items in the prior quarter.
Credit Quality
Table 13 – Credit Quality Metrics – NALs and NPAs Decrease Sequentially, while NCOs Remain Better Than Long-Term Expectations

	2016			2015
($ in millions)	September 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Total nonaccrual loans and leases	$404	$461	$499	$372	$356
Total other real estate, net	71	29	26	27	25
Other NPAs (1)	—	—	—	—	—
Total nonperforming assets	475	490	525	399	381
Accruing loans and leases past due 90 days or more	135	99	106	106	106
NPAs + accruing loans and lease past due 90 days or more	$610	$589	$631	$505	$487
NAL ratio (2)	0.61%	0.88%	0.97%	0.74%	0.72%
NPA ratio (3) (4)	0.72	0.93	1.02	0.79	0.77
(NPAs+90 days)/(Loans+OREO)	0.92	1.12	1.22	1.00	0.98
Provision for credit losses	$64	$25	$28	$36	$22
Net charge-offs	40	17	9	22	16
Net charge-offs / Average total loans	0.26%	0.13%	0.07%	0.18%	0.13%
Allowance for loans and lease losses	$617	$623	$614	$598	$592
Allowance for unfunded loan commitments and letters of credit	88	74	75	72	64
Allowance for credit losses (ACL) (5)	$705	$697	$689	$670	$656
ACL as a % of:
Total loans and leases	1.06%	1.33%	1.34%	1.33%	1.32%
NALs	174	151	138	180	184
NPAs	148	142	131	168	172

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.

(4)	Excludes nonaccruing troubled debt restructured home equity loans previously transferred to held-for-sale for the quarters ending September 30, 2015 through June 30, 2016.

(5)	Includes $693 million related to Originated loans and $12 million related to Acquired loans as of September 30, 2016.
See Pages 13-18 of Quarterly Financial Supplement for additional detail.
Overall asset quality remains strong, with modest volatility, including the impact of the FirstMerit loan portfolio. The FirstMerit portfolio quality, composition, and geographic distribution was similar to the legacy Huntington portfolio.  The only new loan classification is the RV/marine portfolio, which we are planning to continue offering.  Nonaccrual loans and leases (NALs) increased $48 million, or 13%, from the year-ago quarter to $404 million, or 0.61% of total loans and leases. The year-over-year increase was exclusively centered in the Commercial portfolio and was primarily associated with a small number of energy sector loan relationships which were added to NALs during the 2016 first quarter. Nonperforming assets (NPAs) increased $94 million, or 25%, from the year-ago quarter to $475 million, or 0.72% of total loans and leases and net OREO. NALs decreased $56 million, or 12%, from the prior quarter, while NPAs decreased $14 million, or 3%, from the prior quarter. The linked-quarter decreases primarily resulted from significant pay-downs, offset by an increase in OREO balances from the FirstMerit acquisition.  While the energy sector was a primary driver of the NAL activity over the last two quarters, the oil and gas exploration and production (E&P) portfolio continues to represent less than 1% of total loans outstanding at quarter end.
The provision for credit losses increased $41 million, or 184%, year-over-year to $64 million in the 2016 third quarter. Net charge-offs (NCOs) increased $24 million, or 148%, to $40 million. NCOs represented an annualized 0.26% of average loans and leases in the current quarter, up from 0.13% in the prior quarter and 0.13% in the year-ago quarter. The linked-quarter increase was centered in the C&I portfolio and normal seasonal changes in the consumer portfolios.  The year-over-year change was a function of material commercial recoveries in the year ago quarter combined with higher automobile and other consumer losses based on portfolio growth.  We continue to be pleased with the net charge-off performance within each portfolio and in total.
Commercial charge-offs were positively impacted by continued recoveries in the CRE portfolio and broader continued successful workout strategies, while consumer charge-offs remained within our expected range. Overall consumer credit metrics, led by the residential mortgage and home equity portfolios, continued to show an improving trend, while the commercial portfolios continued to experience some quarter-to-quarter volatility based on the absolute low level of problem loans.
The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.06% from 1.32% a year ago, while the ACL as a percentage of period-end total NALs decreased to 174% from 184%. We believe the level of the ACL is appropriate given the improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.  The decline in the coverage ratios is a function of the purchase accounting impact associated with FirstMerit.
Capital
Table 14 – Capital Ratios – FirstMerit Acquisition Effectively Deploys Capital

	2016			2015
($ in millions)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Tangible common equity / tangible assets ratio	7.14%	7.96%	7.89%	7.82%	7.89%
Common equity tier 1 risk-based capital ratio (1)	9.09%	9.80%	9.73%	9.79%	9.72%
Regulatory Tier 1 risk-based capital ratio (1)	10.40%	11.37%	10.99%	10.53%	10.49%
Regulatory Total risk-based capital ratio (1)	12.57%	13.49%	13.17%	12.64%	12.70%
Total risk-weighted assets (1)	$80,473	$60,717	$59,798	$58,420	$57,839

(1)	Figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.
See Pages 19-20 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.14% at September 30, 2016, down 75 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.09% at September 30, 2016, down from 9.72% a year ago. The regulatory Tier 1 risk-based capital ratio was 10.40% compared to 10.49% at September 30, 2015. All capital ratios were impacted by the $1.3 billion of goodwill created and the issuance of

$2.8 billion of common stock as part of the FirstMerit acquisition, as well as to a lesser extent the repurchase of 2.5 million common shares during the 2015 fourth quarter under the repurchase authorization included in the 2015 CCAR capital plan. The regulatory Tier 1 risk-based and total risk-based capital ratios benefited from the issuance of $400 million and $200 million of Class D preferred equity during the 2016 first and second quarters, respectively, and the issuance of $100 million of Class C preferred equity during the 2016 third quarter in exchange for FirstMerit preferred equity in conjunction with the acquisition. The total risk-based capital ratio was impacted by the repurchase of $25 million of trust preferred securities during the 2016 third quarter.
Income Taxes
The provision for income taxes in the 2016 third quarter was $25 million, compared to $47 million in the 2015 third quarter. The effective tax rates for the 2016 third quarter and 2015 third quarter were 16.3% and 23.5%, respectively. The variance between the 2016 third quarter and 2015 third quarter provision for income taxes and effective tax rates relates primarily to the Significant Items.
At September 30, 2016, we had a net federal deferred tax asset of $172 million and a net state deferred tax asset of $43 million.
Expectations
“Our priority for the remainder of the year and for 2017 is the successful integration of FirstMerit,” Steinour said. “We anticipate improving U.S. economic conditions in the fourth quarter. Guidance from the Federal Reserve also makes an interest rate increase appear likely in the near term, which would be incrementally helpful to our bottom line. We will remain diligent in the execution of our strategies, sensibly balancing investment and risk to stay on course for long-term growth. Our balance sheet optimization strategy will help rebuild our capital ratios more quickly, providing greater flexibility in our capital planning for 2017.”
Excluding Significant Items, we expect total revenues for the full year 2016 to increase 16%-18%, while we expect noninterest expenses to increase 13%-15%. We expect to deliver positive operating leverage for the fourth consecutive year. We expect the effective tax rate for the full year 2016 to be in the 24%-25% range, excluding Significant Items which are taxed at an approximate 35% rate.
Overall, asset quality metrics are expected to remain near current levels, with moderate quarterly volatility. We anticipate NCOs for the full year 2016 will remain below our long-term normalized range of 35 to 55 basis points.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 26, 2016, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID #84440833. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through November 3, 2016 at (855) 859-2056 or (404) 537-3406; conference ID #84440833.
Please see the 2016 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on Huntington's Investor Relations website, www.huntington-ir.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the merger with FirstMerit Corporation are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where we do business; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger with FirstMerit Corporation; our ability to complete the integration of FirstMerit Corporation successfully; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 and our subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2016 and June 30, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents we file with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2015 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $101 billion of assets and a network of 1,103 branches and 1,979 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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